Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION OF

VIKING THERAPEUTICS, INC.

VIKING THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is Viking Therapeutics, Inc. (the “Corporation”).

SECOND: The Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on September 24, 2012 (the “Certificate”).

THIRD: This Certificate of Amendment amends certain provisions of the Certificate, and has been duly adopted by the Board of Directors of the Corporation acting in accordance with the provisions of Section 242 of the DGCL, and further adopted in accordance with the provisions of Sections 228 and 242 of the DGCL by the stockholders of the Corporation.

FOURTH: Article IV of the Certificate shall be amended and restated in its entirety as follows:

“The aggregate number of shares which the Corporation shall have authority to issue is 25,000,000 shares of capital stock, all of which shall be designated “Common Stock” and have a par value of $0.00001 per share.”

FIFTH: All other provisions of the Certificate shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, Viking Therapeutics, Inc. has caused this Certificate of Amendment to be signed by the undersigned officer as of this 1st day of August, 2014.

VIKING THERAPEUTICS, INC.

By:	/s/ Brian Lian, Ph.D.
Name:	Brian Lian, Ph.D.
Title:	President and Chief Executive Officer